Exhibit 5.1
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               [Letterhead of Silverman, Collura & Chernis, P.C.]

                                                March 20, 1997


Hengfai China Industries, Inc.
650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N8

                  Re:  Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to Hengfai China Industries, Inc. ("Company"), a Delaware corporation, pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on March 20, 1997 (the "Registration Statement"), covering an aggregate of 350,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock") representing (i) 300,000 shares of Common Stock issuable pursuant to a consulting agreement between the Company and Thomas E. Waite; and (ii) 50,000 shares of Common Stock issuable pursuant to a consulting agreement between the Company and Tom Kosta.

     In acting as counsel for the Company and arriving at the opinions as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

     In connection with our examination we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostated copies.

     Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

          1. The Company has authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement.



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          2.  The  Common  Stock  has been  duly  authorized  and  when  issued, delivered and paid for by recipients in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

     We express no opinion with respect to the laws other than those of the State of New York and Federal Laws of the United States of America, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

     We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.



                                          Very truly yours,

                                          SILVERMAN, COLLURA & CHERNIS, P.C.

                                          /s/ Silverman, Collura & Chernis, P.C.
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HENGFAI\REGSTATE\OPINION.RW